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                                                                   Exhibit 99.93


                                PROMISSORY NOTE


Borrower:                    Cooper Industries, Inc.

Lender:                      CS Holdings International Inc.

Discount Rate:               6.05%

Discounted Net Proceeds:     USD 20,906,250.00

Face Value of Note:          USD 21,226,420.01

Advance Date:                08/25/97

Maturity Date:               11/24/97


For value received, Cooper Industries, Inc. promises to pay to the lender the face value of this note, being USD 21,226,420.01, on the maturity date, 24-Nov-97.





                                                   /s/ Alan J. Hill
                                                   ----------------------------
                                                   Alan J. Hill
                                                   Vice President and Treasurer
                                                   Cooper Industries, Inc.